As filed with the Securities and Exchange Commission on August 13, 1996
                                                       Registration No. _______

                       ----------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          UC'NWIN SYSTEMS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


          DELAWARE                                         Applied for
(State or other jurisdiction of                           (IRS Employer
 incorporation or organization)                        Identification Number)


 5601 North Powerline Road, Suite 404, Fort Lauderdale, Florida 33309
                               (954) 492-9797
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                   Professional Consulting Agreement between
                      Richard Gladstone and Mark H. Ellert
                            (Full title of the plan)

                               RL&F Service Corp.
  One Rodney Square, 10th and King Streets, 10th Floor, Wilmington, Delaware
                                     19801
  (Address, including zip code, and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------------
Title of Each Class            Amount            Proposed Maximum         Proposed Maximum       Amount of
of Securities to                to be           Offering Price per            Aggregate         Registration
be Registered                Registered            Share/Option            Offering Price           Fee
- -------------------------------------------------------------------------------------------------------------
Richard Gladstone:
- -----------------
Common Stock(1)(3)            400,000                   $.50                 $200,000                  $68.97

Mark H. Ellert:
- ---------------
Common Stock(1)(3)            450,000                   $.50                 $225,000                  $77.59
Common Stock Underlying
Options (3 years)(1)(2)       450,000                  $2.50               $1,125,000                 $387.93

TOTAL                                                                                                 $534.49
- -------------------------------------------------------------------------------------------------------------

(1) Represents shares issuable under certain conditions to Richard Gladstone and Mark H. Ellert.
(2)     The offering price per share is calculated in accordance with Rule 457
        (g) wherein the securities are being offered pursuant to options; therefore, the registration fee is based upon the price at which the options may be exercised.
(3) The prices hereof may change prior to the effective date of the Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).

                                     PART I

ITEM 1.         PLAN INFORMATION.

         Not applicable.


ITEM 2.         REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Not applicable.


                                    PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant incorporates the following documents by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-KSB and amendment on Form 10-K/A for the fiscal year ended December 31, 1995;

         (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996;

         (c) All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.


ITEM 4.         DESCRIPTION OF SECURITIES.

         The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 60,000,000 shares of common stock, $.01 par value, of which 25,739,997 shares of common stock are issued and outstanding.

         Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of





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

directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

         Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.


ITEM 5.         INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.


ITEM 6.         INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Registrant is a Delaware corporation. The General Corporation Law of the State of Delaware provides authority for broad indemnification of directors, officers, employees and agents.

         The Registrant has entered into indemnification agreements with its Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.


ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.         EXHIBITS

Exhibit         Description
- -------         -----------
3.1             Certificate of Discontinuance, Canada, dated 12/11/95;
                Certificate of Domestication, Delaware, filed 12/11/95; and
                Certificate of Incorporation, filed 12/11/95

3.2             Bylaws of the Registrant

5.1             Opinion of Richard P. Greene, P.A.

10.1            Consulting Agreement between the Registrant and Richard
                Gladstone, dated August 1, 1996

10.2 Consulting Agreement between the Registrant and Mark H. Ellert, dated July 15, 1996

24.1            Consent of Richard P. Greene, P.A.

24.2            Consent of Mazars and Company, LLP


ITEM 9.         UNDERTAKINGS.

         A.      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each





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

filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.





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



                                  SIGNATURES



        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on this 12th day of August, 1996.


                                            UC'NWIN SYSTEMS CORPORATION


                                        By: /s/ John Neilson
                                            --------------------------
                                            John Neilson, President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Date:  August 12, 1996                  By: /s/ John Neilson
                                            --------------------------------
                                            John Neilson
                                            Principal Executive Officer
                                            and Principal Accounting Officer


Date:  August 12, 1996                  By: /s/ Ivan Thornley-Hall
                                            --------------------------------
                                            Ivan Thornley-Hall
                                            Principal Financial Officer

                                 EXHIBIT INDEX


EXHIBIT                                    DESCRIPTION                                        PAGE
- -------                                    -----------                                        ----
3.1              Certificate of Discontinuance, Canada, dated 12/11/95;
                 Certificate of Domestication, Delaware, filed 12/11/95; and
                 Certificate of Incorporation, filed 12/11/95

3.2              Bylaws of the Registrant

5.1              Opinion of Richard P. Greene, P.A.

10.1             Consulting Agreement between the Registrant and Richard
                 Gladstone, dated August 1, 1996

10.2 Consulting Agreement between the Registrant and Mark H. Ellert, dated July 15, 1996

24.1             Consent of Richard P. Greene, P.A.

24.2             Consent of Mazars and Company, LLP
